Exhibit 10.1
AMENDMENT NO. 5 TO
AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDMENT NO. 5 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 22, 2009, amends and supplements the Amended and Restated Credit Agreement dated as of June 9, 2008, as amended (as so amended, the “Credit Agreement”) among ANCHOR BANCORP WISCONSIN INC., a Wisconsin corporation (the “Borrower”), the financial institutions from time to time party thereto (individually a “Lender” and collectively the “Lenders”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the “Agent”).
RECITALS
     The parties acknowledge the following (capitalized terms used in this Amendment No. 5 and not defined herein have the meanings ascribed thereto in the Credit Agreement):
     A. The Borrower is indebted to the Agent and the Lenders under the Credit Agreement. As of the date of this Amendment No. 5, the aggregate outstanding principal amount of such indebtedness is $116,300,000.
     B. To secure the indebtedness and obligations of the Borrower to the Agent and the Lenders, the Borrower granted to the Agent a security interest in (i) all of the issued and outstanding stock of AnchorBank, fsb (the “Subsidiary Bank”) pursuant to the Pledge Agreement dated as of June 9, 2008 (the “Bank Pledge Agreement”) from the Borrower to the Agent and (ii) all of the issued and outstanding stock of Investment Directions, Inc. pursuant to the Pledge Agreement dated as of May 29, 2009 from the Borrower to the Agent (the “IDI Pledge Agreement” and together with the Bank Pledge Agreement, the “Pledge Agreements”).
     C. Events of Default have occurred and are continuing under the Credit Agreement by reason of the Borrower failing to make a principal payment on the Notes required by the scheduled reduction in the Total Revolving Loan Commitment on March 2, 2009 (“Principal Reduction Failure”); failing to comply with the covenants set forth in Sections 4.15(a), 4.15(b) and 4.15(c) of the Credit Agreement; and failure to provide reports required by Section 4.11(n) of the Credit Agreement (collectively “Existing Defaults”).
     D. The Borrower has requested that the Agent and the Lenders forbear from exercising their rights and remedies under the Credit Agreement and the Pledge Agreements arising from the Existing Defaults. On the terms and subject to the conditions set forth below, the Agent and the Lenders are prepared to forbear from exercising such rights and remedies for a limited period of time as set forth below.
AGREEMENTS
     In consideration of the promises and agreements set forth in the Credit Agreement, as amended and supplemented hereby, the Borrower and the Lenders agree as follows:
     1. References to Credit Agreement. Upon the execution and delivery of this Amendment No. 5 to Amended and Restated Credit Agreement (“Amendment No. 5”) by the Borrower, the Lenders and the Agent and the satisfaction of the conditions listed in Section 5 below, each reference to the Credit Agreement contained in the Credit Agreement, the Pledge Agreements and any other document, instrument or agreement relating thereto means the Credit Agreement as amended by this Amendment No. 5. This Amendment No. 5 is a Loan Document.
     2. Acknowledgements by the Borrower. The Borrower acknowledges, represents and agrees that:
          (a) The Recitals are true and correct.
          (b) Neither any of the Existing Defaults nor any other Event of Default which has occurred and is continuing has been waived by the Lenders.
          (c) The Borrower has disclosed to the Agent and the Lenders each Event of Default existing on the date of this Amendment No. 5.
          (d) As a result of the Existing Defaults, the Majority Lenders would be entitled to direct the Agent to accelerate the maturity of the Notes and demand immediate payment.
          (e) As a result of the Existing Defaults, the Lenders have no obligation to make or continue Loans to the Borrower.
          (f) To the extent required by the Loan Documents and applicable law, the Borrower has received adequate and proper notice of the Principal Reduction Failure and the other Existing Defaults and the Borrower hereby waives its right, if any, to any further notice thereof.
          (g) Neither this Amendment No. 5 nor any course of dealing between or among any of the parties hereto is intended to operate, nor shall they be construed, as a waiver of any of the Existing Defaults or any other Event of

Default, whether now existing or arising in the future, as to which the Agent and the Lenders reserve all of their rights.
          (h) Except as expressly provided to the contrary herein, (i) all of the Agent’s and the Lenders’ rights and remedies available under the Loan Documents and at law and in equity remain unchanged and available without restriction; (ii) the terms of the Loan Documents remain unchanged and in full force and effect and have not been amended, modified, or changed other than pursuant to a writing signed by the Agent, each Lender and the Borrower; and (iii) the obligations and duties of the Borrower to the Agent and the Lenders are not released, impaired, diminished, or amended as a result of the execution and delivery of this Amendment No. 5 or by any subsequent undertakings of the parties.
          (i) The principal of and accrued interest on the Notes, all fees and all other obligations and liabilities of the Borrower to the Agent and the Lenders under the Loan Documents are due and owing without offsets, deductions, counterclaims, or defenses of any kind or character whatsoever.
          (j) The security interests of the Agent in the outstanding stock of each of the Subsidiary Bank and Investment Directions, Inc. and in all of the personal property of Investment Directions, Inc. constitute valid, enforceable and perfected security interests as to which neither the Borrower, the Subsidiary Bank nor Investment Directions, Inc. has any offsets, deductions, counterclaims, or defenses of any kind or character whatsoever.
          (k) The Loan Documents are valid, binding and enforceable against the Borrower in accordance with their respective terms, and the Borrower hereby ratifies and reaffirms its obligations under each of the Loan Documents.
          (l) The Agent and each Lender have: (i) fully and timely performed all of their respective obligations and duties to the Borrower under the Loan Documents; (ii) no obligation to (nor has the Agent or any Lender made any representation of any kind that it will) extend any financial accommodations to the Borrower; (iii) not made any agreements, representations, or commitments, other than those expressly set forth in the Loan Documents; and (iv) acted reasonably, in good faith, and appropriately under the circumstances, and within the Agent’s and each Lender’s rights under the Loan Documents and applicable law, in all actions taken by the Agent and each Lender with respect to the Borrower.
          (m) The purpose of this Amendment No. 5 is to provide the Borrower an additional period of time to obtain funds to pay in full all of the Obligations of the Borrower to the Agent and the Lenders.

          (n) The forbearance by the Agent and the Lenders provided herein was requested by the Borrower and shall result in a direct and substantial benefit to the Borrower.
     3. Forbearance by the Agent and the Lenders.
          (a) The Agent and the Lenders agree to forbear from exercising their rights and remedies available to them against the Borrower as a result of the Principal Reduction Failure and the other Existing Defaults until the earliest to occur of the following: (i) the occurrence of any Event of Default (other than the Principal Reduction Failure or other Existing Defaults), or (ii) the Maturity Date. The period of time from the date hereof until the earlier to occur of (i) or (ii) above is referred to as the “Forbearance Period.” The Forbearance Period shall terminate immediately and automatically, as provided above, without notice to or action by any party.
          (b) Upon the termination of the Forbearance Period, any obligation of the Agent or the Lenders to forbear from the exercise of its rights and remedies as provided in Section 3(a) shall terminate automatically and immediately without notice or further action and the Agent and the Lenders shall be free to exercise immediately against the Borrower any and all of their rights and remedies, including, without limitation, any rights and remedies under the Loan Documents or applicable law, or in equity.
          (c) Notwithstanding the agreement to forbear as set forth herein, the Agent may at any time, in its sole discretion, take any action reasonably necessary to preserve or protect its interest in the stock of the Subsidiary Bank, Investment Directions, Inc. or any other collateral securing any of the Obligations against the actions of the Borrower or any third party (including any executions, levies, injunctions, conversion, theft, commingling, waste, misuse, neglect, misappropriation, fraud, or any of the like) without notice to or the consent of any party.
          (d) The Agent and the Lenders have no obligation to, have not agreed to, nor have they made any representation that they will, and this Amendment No. 5 shall not constitute an agreement by or require the Agent or the Lenders to, renew or extend the Forbearance Period, grant additional forbearance periods, forbear from exercising remedies as a result of any other Event of Default, extend the time for payment or make any Loans or otherwise extend credit to the Borrower.

     4. Amendments to Credit Agreement.
          (a) The following defined terms shall be added to the Credit Agreement in appropriate alphabetical order:
“Badger Transaction Documents” means that certain Stock Purchase Agreement by and between Badger Anchor Holdings, LLC and the Borrower dated as of December 1, 2009 and that certain Loan Agreement by and between Badger Anchor Holdings, LLC and the Borrower dated as of December 1, 2009.
“Tier 1 Leverage Ratio” means the “leverage ratio” as defined in, and calculated in accordance with, 12 C.F.R. Part 567.
“Total Risk Based Capital Ratio” means the “total risk-based capital ratio” as defined in, and calculated in accordance with, 12 C.F.R. Part 567.
          (b) The defined term “Base Rate” is amended in its entirety as follows:
“Base Rate” means, (i) on the date hereof and at all times up to and including December 31, 2009, a fixed rate of 8.0% per annum, and (ii) at all times thereafter, a floating rate per annum equal to the prime rate announced by the Agent from time to time, and the Base Rate shall change on each day on which such prime rate changes.
     (c) The defined term “Deferred Interest Rate” is amended in its entirety as follows:
“Deferred Interest Rate” means (i) on the date hereof and at all times up to and including December 31, 2009, a fixed rate of 4.0% per annum and (ii) at all times thereafter, the difference at any time between 12.0% per annum and the Base Rate.
     (d) The defined term “Gross Loans” is amended in its entirety as follows:
“Gross Loans” means, at any time, the aggregate principal amount of the total gross loans of the Subsidiary Bank determined on a basis consistent with the Federal Reserve System Thrift Financial Report (TFR) of the Consolidated Financial Statements for Bank Holding Companies most recently filed by the Borrower with the appropriate governmental authority.

          (e) Section 2.3(a) of the Credit Agreement is amended in its entirety to read as follows:
(a) Interest Rate. The entire unpaid principal balance of the Loans outstanding from time to time shall bear interest at a rate equal to the Base Rate plus the Deferred Interest Rate. The Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
          (f) Section 2.3(b) of the Credit Agreement is amended in its entirety to read as follows:
(b) Interest Payments. Interest accruing on the Loans at the Base Rate is due on the last day of each month and on the Maturity Date. Interest accruing on the Loans at the Deferred Interest Rate is due on the earlier to occur of (i) the date the Loans are paid in full or (ii) the Maturity Date.
          (g) Section 4.11(e) of the Credit Agreement is amended in its entirety to read as follows:
(e) Promptly, and in any event within two Business Days, after the Borrower has knowledge thereof, a statement of the chief financial officer of the Borrower describing: (i) any event which, either of itself or with the lapse of time or the giving of notice or both, would constitute a Default hereunder or a default or event of default under any other material agreement to which the Borrower or any Subsidiary is a party, including but not limited to the Badger Transaction Documents, together with a statement of the actions which the Borrower proposes to take with respect thereto; and (ii) any pending or threatened litigation or administrative proceeding of the type described in Section 4.3;
          (h) Section 4.11(n) of the Credit Agreement is amended in its entirety to read as follows:
(n) Within 15 days after the end of each calendar month, a certificate in the form of Exhibit B attached hereto, duly executed by the President or Vice President of the Borrower, indicating whether the Borrower is in compliance with the covenants set forth in Section 4.15.
(i) Section 4.15 is amended in its entirety to read as follows:

          4.15. Financial Covenants.
          (a) The Subsidiary Bank shall maintain a Tier 1 Leverage Ratio of not less than (i) 4.00% at all times during the period ending February 28, 2010 and (ii) 4.25% at all times thereafter.
          (b) The Subsidiary Bank shall maintain a Total Risk Based Capital ratio of not less than (i) 7.25% at all times during the period ending February 28, 2010 and (ii) 7.50% at all times thereafter.
          (c) The ratio of Non-Performing Loans to Gross Loans shall not exceed (i) 13.75% at all times during the period ending January 31, 2010 and (ii) 14.50% at all times thereafter.
          (j) Section 4.20 of the Credit Agreement is amended in its entirety to read as follows:
4.20 Escrow Deposits. On the date hereof, the Borrower shall deposit an amount equal to $1,240,000 into the escrow account (the “Escrow Account”) at the Agent established pursuant to that certain Escrow Agreement between the Agent and the Borrower dated as of March 31, 2009. In the event that the Base Rate increases after January 1, 2010 and results in the amount on deposit in the Escrow Account being less than the interest which will accrue on the Notes through April 30, 2010, then the Borrower shall deposit the amount of such deficiency into the Escrow Account within two Business Days after the date of such change in the Base Rate. In addition, on or before April 15, 2010, the Borrower shall deposit into the Escrow Account an amount equal to the greater of (i) $315,000 or (ii) the amount necessary to pay the interest payment due on May 31, 2010 at the Base Rate. In the event that the Base Rate increases after April 15, 2010 and results in the amount on deposit in the Escrow Account being less than the interest which will accrue on the Notes through May 31, 2010, then the Borrower shall deposit the amount of such deficiency into the Escrow Account within two Business Days after the date of such change in the Base Rate.
          (k) Section 4.26 of the Credit Agreement is amended in its entirety as follows:
4.26 Agent’s and Lenders’ Access. The Borrower shall permit any representatives, agents, accountants, valuation professionals,

attorneys of the Agent or any Lender or any person engaged by any of the foregoing (each a “Representative”) access to the Borrower’s and each Subsidiary’s places of business, books, records, documents, officers, directors, managers, employees and any collateral securing any of the Obligations, including, without limitation, the stock transfer records of the Subsidiary Bank, for the purpose of inspecting, examining, verifying, appraising or valuing the same or providing an enterprise valuation or appraisal for Borrower or any one or more of its Subsidiaries or exercising any of the Agent’s or any Lender’s rights or remedies under any of the Loan Documents (each, an “Inspection/Valuation”). The Representatives shall have such access for an Inspection/Valuation at any reasonable time and as often as the Agent or any Lender may reasonably desire, and, upon demand by the Agent, the Borrower shall reimburse the Agent or any Lender, as the case may be, for the cost of any such Inspection/Valuation. The Borrower acknowledges that the Agent and the Lenders shall have no obligation whatsoever to disclose the results of any such Inspection/Valuation to Borrower or any Affiliate of Borrower.
          (1) A new Section 6.1(i) is added to the Credit Agreement as follows:
(i) Termination or Default Under Badger Transaction Documents. There is a termination of either or both of the Badger Transaction Documents, or a default or event of default occurs under any of the Badger Transaction Documents or any related document, instrument or agreement, whether or not such default or event of default is subsequently cured.
          (m) Exhibit B to the Credit Agreement is hereby deleted and replaced in its entirety with Exhibit B attached hereto.
     5. Closing Conditions. This Amendment No. 5 shall become effective upon the execution and delivery of this Amendment No. 5 by the Borrower, the Lenders and the Agent, and the following:
          (a) the receipt by the Agent of copies, certified to be accurate and complete by the Secretary or Assistant Secretary of the Borrower, of a resolution of the Board of Directors of the Borrower authorizing the execution and delivery of this Amendment No. 5;
          (b) the receipt by the Agent of a certificate of the President or Vice President of the Borrower to the effect that the representations and warranties of the Borrower set forth in the Credit Agreement and the other Loan Documents are accurate and complete in all material respects and that no Default or Event of Default exists other than those as disclosed to the Lenders; and
          (c) the receipt by the Agent of such other documents and instruments relating hereto as the Agent shall reasonably request.
     6. Amendment Fee. Borrower shall pay to the Agent, for the ratable account of the Lenders, an amendment fee of $1,163,000 (as such amount may be reduced pursuant to the last sentence of this Section, the “Amendment Fee”). The Amendment Fee shall be fully earned by the Lenders upon execution of this Amendment No. 5 and shall be due and payable on the earlier to occur of (i) the date on which the Loans are paid in full or (ii) the Maturity Date. The Amendment Fee shall be in addition to any other amendment fee or other fee payable pursuant to any other agreement or other Loan Document. Notwithstanding the foregoing, in the event the transactions contemplated by the Badger Transaction Documents close prior to the Maturity Date, the Amendment Fee shall be reduced by an amount equal to the number of days between the day after such closing and December 31, 2010 divided by 365, multiplied by the Amendment Fee.
     7. Representations and Warranties; No Default.
          (a) The execution and delivery of this Amendment No. 5 has been duly authorized by all necessary corporate action on the part of the Borrower and does not violate or result in a default under the Borrower’s Articles of Incorporation or By-Laws, any applicable law or governmental regulation or any material agreement to which the Borrower is a party or by which it is bound.
          (b) The representations and warranties of the Borrower in the Credit Agreement and the other Loan Documents are true and correct in all material respects and, except for the Existing Defaults, no Default or Event of Default exists.
     8. Waiver, Release of Claims, and Indemnification. The Borrower, for itself and each and all of its officers, employees, agents, shareholders, members, directors, heirs, successors, and assigns, does hereby fully, unconditionally, and irrevocably waive and release the Agent and the Lenders and their respective officers, employees, agents, directors, shareholders, affiliates, attorneys, successors, and assigns (each a “Released Party”), of and from any and all claims, liabilities, obligations, causes of action, defenses, counterclaims, and setoffs, of any kind, whether known or unknown and whether in contract, tort, statute, or under any other legal theory, arising out of or relating to any act or omission by the Agent, any

Lender or any other Released Party, on or before the date of this Amendment No. 5. The Borrower agrees to defend, indemnify, and hold the Agent, each Lender and each other Released Party harmless from and against any and all losses, costs, expenses, damages, or liabilities (including reasonable attorneys’ fees) incurred in connection with any demand, claim, counterclaim, cause of action, or proceeding brought as a result of, or arising out of, or in any way related to any of the Loan Documents, this Amendment No. 5, any documents executed in connection with or related to any of the Loan Documents, the performance by the Agent and each Lender under any of the Loan Documents or any documents executed in connection with or related to this Amendment No. 5 or any of the other Loan Documents, or any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Loans. Notwithstanding the foregoing, the Borrower shall not have any obligation to defend, indemnify, or hold the Agent, any Lender or any other Released Party harmless with respect to any loss, cost, expense, damage, or liability resulting solely from willful misconduct on the part of the Agent, such Lender or such other Released Party.
     9. Governing Law. This Amendment No. 5 shall be governed by and construed in accordance with the internal laws (without regard to the conflict of law provisions) of the State of Wisconsin.
     10. Costs and Expenses. The Borrower agrees to pay to the Agent and each Lender all costs and expenses (including reasonable attorneys’ fees) paid or incurred by the Agent or such Lender in connection with the negotiation, execution and delivery of this Amendment No. 5.
     11. Full Force and Effect. The Credit Agreement, as amended by this Amendment No. 5, remains in full force and effect.
     12. Relief from the Automatic Stay. As a material inducement to the Agent and the Lenders to enter into this Amendment No. 5, the Borrower hereby stipulates and agrees that the Agent and the Lenders shall be entitled to relief from the automatic stay imposed by 11 U.S.C. § 362 or any similar stay or suspension of remedies under any other federal or state law in the event the Borrower becomes subject to a bankruptcy or other insolvency proceeding, to allow the Agent and the Lenders to exercise their rights and remedies under the Pledge Agreements.
     13. Counterparts. This Amendment No. 5 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
Signature Page Follows

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 5 as of the date first set forth above.

ANCHOR BANCORP WISCONSIN INC.

BY

Its

U.S. BANK NATIONAL ASSOCIATION, as the Agent and a Lender

BY

Its

ASSOCIATED BANK, NATIONAL ASSOCIATION

BY

Its

BANK OF AMERICA, N.A.

BY

Its

Acknowledged and agreed:
INVESTMENT DIRECTIONS, INC.

BY

Its

Signature Page to Amendment No. 5

EXHIBIT B

FORM OF FINANCIAL COVENANT COMPLIANCE CERTIFICATE
U.S. Bank National Association
Special Assets Group
777 East Wisconsin Avenue
MK-WI-J5N
Milwaukee, Wisconsin 53202
Attn: Joseph Svehla, Vice President
Dear Mr. Svehla:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 9, 2008, as amended to date (as so amended, the “Credit Agreement”), by and between Anchor Bancorp Wisconsin Inc. (the “Borrower”), the financial institutions from time to time party thereto (the “Lenders”) and U.S. Bank National Association, as administrative agent for the Lenders (“Agent”). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement and section references herein are to the sections of the Credit Agreement.
     This Certificate is provided pursuant to Section 4.11(n) of the Credit Agreement.
     The undersigned hereby certifies that:
     1. (He) (She) is the [President] [Vice President] of the Borrower.
     2. Financial Covenants:
          (a) Through                                         , 20___, the Subsidiary Bank has at all times maintained a Tier 1 Leverage Ratio of ___. (Required by Section 4.15(a) of the Credit Agreement.)
          (b) Through                                         , 20___, the Subsidiary Bank has at all times maintained a Total Risk Based Capital Ratio of ___(Required by Section 4.15(b) of the Credit Agreement.)
          (c) As of                                         , 20___, the ratio of Non-Performing Loans to Gross Loans is ___%. (Required by Section 4.15(c) of the Credit Agreement).

     3. Attached hereto are detailed calculations supporting the statements made in Sections 2(a) through 2(c) above. Such calculations were made in accordance with the applicable definitions in the Credit Agreement and the statements made in 2(a) through 2(c) above are true and correct.
     Dated:                                                             , 20                     .

                    , [President] [Vice President]